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                                                                     Exhibit 5.3

                             MCCARTER & ENGLISH, LLP
                                ATTORNEYS AT LAW
                               FOUR GATEWAY CENTER
                               1OO MULBERRY STREET
                                  P.O. BOX 652
                              NEWARK, NJ O71O1-O652
                              Phone (973) 622-4444
                               Fax (973)-624-7070



                                                                November 2, 2001


Prudential Financial, Inc.,
751 Broad Street,
Newark, NJ  07102.

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "Act") of (i) the debentures due 2006 (the "Debentures") of Prudential Financial, Inc., a New Jersey corporation (the "Company"), (ii) contracts ("Purchase Contracts") to purchase shares of Common Stock, par value $0.01 per share ("Common Stock"), of the Company, (iii) the capital securities ("Capital Securities") of Prudential Financial Capital Trust I, a Delaware business trust (the "Trust"), (iv) the equity security units ("Units") of the Company, which represent ownership of the Purchase Contracts and the Capital Securities, (v) the shares of Common Stock issuable and sold pursuant to the Purchase Contracts ("Purchase Contract Stock") and the related rights ("Rights") issuable pursuant to a rights agreement between the Company and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent") and (vi) the guarantee (the "Guarantee") of the Company relating to the Capital Securities, we, as your special New Jersey corporate counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          In rendering this opinion, we have assumed that each of the securities referenced in paragraphs 3 and 4 below will be issued only after the following shall have occurred: (a) The registration statement (File Nos. 333-70888 and 333-70888-01) (the "Registration Statement") of the Company and the Trust relating to the Debentures, the Purchase Contracts, the Capital Securities, the Units, the Purchase Contract Stock, the Rights and the Guarantee shall have become effective under the Securities Act of 1933, as amended (the "Act"); (b) the Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") substantially in the form to be filed as an exhibit to the Registration Statement shall have been duly filed with the Department of Treasury of the State of New Jersey and become effective pursuant to its terms, thereby authorizing the Company's classes of common stock, including the Common Stock (and, thereby, the Purchase Contract Stock); and (c) the


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Prudential Financial, Inc.
November 2, 2001
Page 2

Commissioner of the Department of Banking and Insurance of the State of New Jersey shall have given final approval for the issuance of the Debentures, the Purchase Contracts, the Capital Securities, the Units, the Purchase Contract Stock and the related Rights and the Guarantee and such securities shall have been issued in accordance with such final approval.

          Upon the basis of such examination, we advise you that, in our opinion:

          (1) The Company is duly incorporated and existing under the laws of the State of New Jersey.

          (2) When an indenture between the Company and The Chase Manhattan Bank, as trustee (the "Trustee") (the "Indenture"), and a first supplemental indenture between the Company and the Trustee (the "First Supplemental Indenture") to the Indenture relating to the Debentures, a purchase contract agreement (the "Purchase Contract Agreement") relating to the Purchase Contracts and the Units, a rights agreement relating to the Rights (the "Rights Agreement"), and a guarantee agreement relating to the Guarantee (the "Guarantee Agreement") have each been duly authorized by the Board of Directors of the Company, the Indenture, the First Supplemental Indenture, the Purchase Contract Agreement, the Rights Agreement and the Guarantee Agreement will each have been duly authorized by the Company.

          (3) When the terms of the Purchase Contract Stock have been duly established in conformity with the Company's Amended and Restated Certificate of Incorporation and by-laws, and the Purchase Contract Stock has been duly issued and sold out of the Company's authorized and unissued capital as contemplated by the Registration Statement, and issued pursuant to the Purchase Contracts, the Purchase Contact Stock will be validly issued, fully paid and nonassessable.

          (4) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Purchase Contract Stock has been validly issued and sold out of the Company's authorized and unissued capital as contemplated by the Registration Statement, and issued pursuant to the Purchase Contracts, the Rights attributable to the Purchase Contract Stock will be validly issued.

          In connection with our opinion set forth in paragraph (4) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances, is beyond the scope of such opinion. In connection with our opinions set forth in paragraphs (3) and (4), we have assumed
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Prudential Financial, Inc.
November 2, 2001
Page 3

that the Purchase Contract Agreement and the Purchase Contracts constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Equity Security Units" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                                    Very truly yours,



                                                    /s/ McCarter & English, LLP